Exhibit 1U-6P

STATEMENT OF WORK

TO

Enterprise Master Agreement

New Client Start Up Implementation

BKST Project H3899

This STATEMENT OF WORK (the "SOW") is entered into as of January 8, 2020 ("Effective Date") pursuant to the Enterprise Master Agreement between Black Knight Technologies, LLC ("BKT") and AHP Servicing, LLC ("Client") dated October 4, 2019, (the "Agreement") and is made by and between Black Knight Servicing Technologies, LLC ("BKST") and Client to set forth the terms upon which BKST shall provide Client with the Technology Solutions under Schedule 1 of the Agreement and as defined in this SOW.

1.	TERM AND TERMINATION

1.1               Term. This SOW is effective as of the SOW Effective Date and shall continue through the earlier of: (a) completion of all implementation services and delivery of all deliverables set forth in Section 2.2 ("Implementation Services and Deliverables"); or (b) twelve· (12)-months from the SOW Effective Date.

1.2                Termination. In the event that Client terminates the Project, as defined in Section 2.1 ("Project Overview"), Client will reimburse BKST its costs for all services performed through the termination date.

2.	PROJECT SCOPE

2.1               Project Overview. This SOW defines the scope of work to be accomplished by BKST for the AHP Servicing New Client Implementation project (the "Project") to implement BKST's MSP® loan servicing platform processing in BKST's data center. The Project will be completed in two (2) phases and will consist of the processes and services outlined in this SOW.

1)	"Startup" Phase (approximately 5 month duration): The objective of the 'Startup Phase' is to establish the base MSP® products in a production environment and provide Client with the required access and training to manually board and service loans on MSP® and implementation of the following technology solutions :

•	Lending Portal for access to Director (including Director Scripting) and Passport
•	Electronic Data Interchange (EDI)
•	iDisburse®
•	Navigator

The scope of the Project will not include the conversion of any loan data to MSP®. It is expected that commencing with transition to MSP® production, Client will board loans through the New Loan Workstation until such time that they implement BKST's Loan Boarding product. Client's existing loan portfolio will continue to be serviced on the legacy servicing platform. It is expected that Client will gain the necessary knowledge during the BKST Loan Boarding implementation to allow Client to board existing portfolio loans to MSP if or when they determine that is necessary.

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BKST will assign functional consultants who will provide mentoring/side-by-side assistance to Client with the configuration and testing of MSP® in support of Client's servicing requirements; specifically related to Escrow/Customer Service, Default, Investor/Cash, Special Loans, Security Administration, as well as support for On Line Letter Writer (OLLW) and EDI setup.

Black Knight will grant Client access to the required MSP® Web Based Training Webinars, included in Exhibit B of this SOW, to support this phase. It is expected the Client will complete the training sessions prior to beginning of MSP® configuration, targeted for January 2020.

Upon successful completion of Client testing, Client will approve the transition of the MSP® region from pre production to Production with no loans present in the application.

BKST will provide one (1) month post production consulting support after the Startup Phase is complete which is expected to be on approximately April 10, 2020. Additionally BKST will provide consulting support allotment of 140 hours after the one month of post production support is complete to accommodate Client on an as needed basis through June 19, 2020.

2)	Phase 2 (approximately 9 month duration): After Client is 'live' on MSP®, BKST will work with Client to implement the following BKST Technology Solutions on a mutually agreed schedule within the term of the Project:

•	Black Knight Portal for access to Loan Boarding (LLB)
•	BankruptcySM and ForeclosureSM
•	Order ExchangeSM
•	InvoicingSM
•	Web DirectSM
•	Standalone Servicing DigitalSM Web (SD)
•	McDashSM
•	Expedite®
•	Actionable Intelligence Program which includes the Lien Alert Suite (Foreclosure Activity, Tax Delinquency, ARM Reset, Ownership Changes, Lien Status changes, Value Changes and New Voluntary Loans/Shotgun), Portfolio Overview Suite and moCA.

2.2	Implementation Services and Deliverables.

2.2.1           Scope of Implementations Services. BKST will provide implementation services to Client necessary to implement 'in scope' Products in the defined timeline, as outlined below.

Project Governance

GOAL: Successfully meet project objectives within project budget and timelines; providing clear communication and documentation to stakeholders.

Approach:

•	BKST will conduct progress review meetings with the Client project team,
•	BKST will provide weekly status reports, issues, action and risk logs.

Network Connectivity

GOAL: To establish network connectivity between BKST and the Client location(s).

Approach:

•	Review network connectivity to ensure adequate bandwidth and capacity for the new functionality.
•	BKST will order the required network equipment and plan the network implementation with Client.

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Training

GOAL: Familiarize Client on the features and functionality of the BKST technology solutions in order for the Client's project team to make sound business decisions during system configurations, testing approach/execution and issue resolution.

Approach:

•	Training will be provided to the Client's core project team for the BKST technology solutions being implemented under the scope of the Project. The Client’ s core project team members are defined as the subject matter experts that will play a critical role for data mapping, system setup and testing activities.
•	BKST and Client will develop the training schedule for training based on the activities occurring in the project.
•	Training will consist of the following:

o	MSP®
•	There is not a formal training curriculum; mentored training will be provided during the implementation period.PDF Training Guides will be provided at $100.00 per guide.
o	lnvoicingSM
•	Project Team Training will consist of one (1) User Acceptance Training class delivered via Webinar.
•	Training classes are based on a maximum of fifteen (15) students per a class.

o	BankruptcySM /ForeclosureSM
•	Project Team Training will consist of one (1) Servicer Core, one (1) Administration and one (1) Advanced Administration class
•	Training classes are based on a maximum of fifteen (15) participants per class and three (3) Administration and Advanced Administration participants per class.

o	Order ExchangeSM
•	Web based training will be provided for user setup and administration of Order ExchangeSM.

o	Loan BoardingSM

•	There is not a formal training curriculum; mentored training will be provided for the Loan BoardingSM application and associated tools (e.g. Data Conversion Tool and File Converter).
•	Training should be limited to the Client users who plan to continue to support boarding loans under the Project and post implementation.
o	PassportSM
•	Project Team Training will consist of three (3) days of administrator/ end user training.
•	Training classes are based on a maximum of twelve (12) students per a class.

o	DirectorSM
•	Project Team Training will consist of three (3) days of training.
•	Training classes are based on a maximum of twelve (12) students per a class.
o	iDisburse®
•	There are two (2) hours of admin and two (2) hours of user.
o	Director® Scripting

•	Training includes two (2) days of classroom and two (2) days of lab working with the programmers and the business to develop scripts.
•	Training classes are based on a maximum of six (6) students per a class.
•	Training should be limited to the Client users who will be responsible for writing business scripts to be used with the MSP® system.

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o	Portfolio Overview SuiteSM and moCA
•	Training includes one (1) training session via Webinar. Up to six (6) seats and basic training materials will be provided.
o	Lien Alert SM
•	There is not a formal training curriculum; the product overview and demonstration will be provided during the implementation period.
o	Servicing DigitalSM Web
•	There is not a formal training curriculum; mentored training will be provided during the implementation period.
o	Web DirectSM
•	There is not a formal training curriculum; mentored training will be provided during the implementation period.
o	McDashSM
•	There is not a formal training curriculum; mentored training will be provided during the implementation period.
o	Expedite®
•	Training will include two (2) sessions for testers and trainers. Sessions will be conducted remotely.
•	Train the tester will focus on key functionality and system knowledge to support system testing and client workflows.
•	Train the trainers will focus on preparing the client users for the end-users activity within the Expedite®.

Loan Boarding Mapping

GOAL: Map and convert data from a loan origination system to MSP® using the Loan BoardingSM application This implementation defines how, based on Client business decisions the availability of data, new loans will board to the MSP® application.

Approach:

•	BKST will facilitate sessions to help define how the data will be mapped from the Client's source data to MSP® using the LLB application. This includes Client providing the required approvals for mapping, as well as providing a test file that will be used to validate the mapping. The Client will also review edit/update tests during testing. It is advised that the Client board loans to an MSP test region.
•	The scope of this project includes the development of a single project or interface. Additional data sources or channels may be included under Change Control.
•	A test data file will be required before onsite consulting/training will occur.
•	Mapping and testing sessions will be held over the course of the implementation using an iterative approach.
•	Participation by Business Subject Matter Experts is required.

Portfolio Overview Suite Implementation

GOAL: To review and confirm the MSP® data elements

Approach:

•	BKST will conduct an overview of the Portfolio Overview Suite application which is a pre-configured enterprise business intelligence application designed to address specific Client needs.
•	The overview referenced above will include the review and delivery of the Portfolio Overview Data Model which includes the MSP® data elements utilized to populate the Portfolio Overview Suite reporting, dashboards and scorecards across key performance indicators.
•	BKST will setup two (2) environments for the Client during the Project: Test and Production
•	BKST will support the testing/validation of the data in the Portfolio Overview Suite.

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Requirements Gathering/System Configuration

GOAL: Define the configuration requirements for the Invoicing and Bankruptcy/Foreclosure.

Approach:

•	For Invoicing, BKST will conduct requirements gathering session with Client and will document the results. The session can be conducted at the Client's site or virtually, not to exceed three (3) days.

The Session will include discussions about the various Invoicing products relevant to the Client's line of business which may include the following: Appraisal, AVM, Bankruptcy, BPO, Deed-in-Lieu, Default Service, Eviction, Foreclosure, General Service, Insurance, Litigation, Loss Mitigation, O&E Report, Property Inspection, Property Preservation, REO Appraisal, REO Attorney, REO BPO, REO Broker, REO Outsourcing, REO Property Preservation, Replevin and Title Services. If applicable, BKST will also facilitate the required discussions for the conversion for FNMA claims submission and outsourcer setups.

•	For Bankruptcy/Foreclosure, BKST will conduct an onsite requirements gathering session to review and begin finalizing BKST requirements for the processing of new referrals, the conversion of the Client's existing pipeline, and Document Management Classic (DMC).
•	Client will review and submit final requirements to BKST.
•	BKST will review requirements to determine system configurations required for appropriate applications.
•	BKST will deliver functional specifications, external design documents, and SOWs, as appropriate.

Expedite®

GOAL: To establish the Expedite® scope of services to be implemented with the Saas solutions suite for electronic and paper delivery and electronic signatures.

Approach:

•	BKST will conduct a kick-off meeting to provide an overview of the products and features of Expedite and implementation process.
•	BKST will review the Functional Specification Document with the Client for review and approval.
•	BKST will setup two (2) environments for the Client during the Project: Test and Production
•	BKST will supply base test scripts and assist Client on adding their business processes within the test script to support testing activities.
•	BKST will support testing/validation of Expedite®.

Servicing DigitalSM

GOAL: Complete the setup required for Client to utilize the standard Servicing DigitalSM Web features and functionality.

Approach:

•	BKST will conduct a kick-off meeting to provide an overview of the features of Servicing DigitalSM Web.
•	BKST will provide Client a questionnaire, specific for the Servicing DigitalSM Web that will help define the configuration required for Client. This questionnaire will provide insight to BKST on the Client's business processes, organizational information, technology usage and implementation needs for the Project.
•	BKST will facilitate a session to define the Client configurations and styles that will be implemented as part of the Project. This includes establishing default settings, graphics, links and verbiage that will be utilized by the Servicing DigitialSM Web solution. To implement these features, BKST will require the Client to provide specific graphics, links, and verbiage to be used for the branding within the solutions.
•	BKST will configure the application to accommodate the Client specific configuration requirement.
•	BKST will perform internal testing of the application components prior to releasing to the client for User Acceptance Testing.
•	Upon receipt of Client approval of User Acceptance Testing, BKST will deploy the application into production.

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Order ExchangeSM

GOAL: Complete the setup required for Client to utilize the standard Order ExchangeSM features and functionality:

•	BKST will conduct a kick-off meeting to provide an overview of Order ExchangeSM features and implementation process.
•	Client will complete Vendor selection and contracting, if required, for designated products and services selected for use with Order Exchange.
•	BKST will work with Client to complete the implementation configuration document(s).
•	BKST will provide support during User Acceptance Testing which includes defect research and resolution.
•	Upon receipt of Client approval of User Acceptance Testing, BKST will deploy the application into production.

Actionable lntelligence Program (AIP)SM

GOAL: Complete the setup required for Client to utilize the following AIP Servicing Collection: Lien Alert Suite (Foreclosure Activity, Tax Delinquency, ARM Reset, Ownership Changes, Lien Status Changes, Value Change and New Voluntary Loans/Shotgun), Portfolio Overview Suite and moCA .

•	Professional services will be provided for the data ingestion of the mutually agreed data sets into Client's instance of the AIP.
•	Professional services will include the base product configuration, set up of the AIP Suites, and testing and remediation for high priority test findings as well as production validation support.
•	Following these professional services, the Client will be provided with a deployment and user adoption milestone plan.

Environment and Region Setup

GOAL: Setup the BKST environments that will be used for the Project (e.g. Production and Test). The setup includes the applications included in scope outlined in Section 2.2.3 ("Products") below.

Approach:

•	BKST will coordinate the setup of the Pre-Production region that will be used by the Client to perform System Integration and User Acceptance testing for MSP® and products outlined in section 2.2.3 ("Products") below. The setup includes the installation of the Installation Procedures (IPs) required to satisfy the project scope and the subject matter expertise support required for the Client to complete system configuration.
•	As part of the setup of MSP®, BKST will pre-populate commonly identified 'system headers' which will provide a starting point for the Client's system configuration. BKST will work with Client to review the pre-populated system headers in detail. Client is required to update or modify the system headers, as they deem necessary, to support their loan portfolio. The goal is to finalize the system setup prior to testing with the full understanding that the Client will continue to fine-tune the system configuration during System Integration and User Acceptance Testing.

System Integration and User Acceptance Testing

GOAL: Client and BKST will execute testing events throughout the project life cycle that will provide the Client an opportunity to complete system integration and user acceptance testing.

Approach:

•	Under the scope of this project, there will be test loans manually boarded by Client that will be used for testing. If a high volume of test loans is needed by Client, BKST can "clone" loans to create additional loans. Under this scenario, at least 30 loans would need to be manually boarded to MSP® before cloning can occur.
•	System Integration Testing (SIT) provides the Client an opportunity to accomplish the following: validate all application integration functionality by executing 'end-to-end' test cycles, validate system enhancements for new data fields and new data interfaces, validate the application integration works as intended/designed, validate the integrated components are sharing data correctly in a normal cycle flow, complete regression testing for applications that are not expected to change as a result of the implementation, validate accuracy of system configuration and application functionality to MSP® in support of this Project, etc. The Client is responsible for conditioning any loans required for SIT.

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•	User Acceptance Testing (UAT) is the Client's opportunity to validate systems are configured to correctly service loan portfolio according to corporate policy and contractual commitments. This testing also allows the Client's business to validate functions of the various lines of business and the associated cross functional process hand-offs that occur across departments and/or 3rd parties, to ensure there are no business process gaps. It also allows for regression testing of the integrated applications. The Client is responsible for conditioning any loans required for UAT.
•	BKST will provide support during System Integration and User Acceptance testing.

Closure

GOAL: BKST and Client prepare for hand-off to Black Knight Client Support for on-going support.

Approach:

•	BKST will conduct an exit interview with Client to discuss the overall status of the project, review key decisions made and any remaining open items. BKST will create the Exit Letter, which will cover the items discussed during the exit interview.
•	BKST will complete the hand-off to Client Support team for on-going production support.

2.2.2	Implementation Services Deliverables.

(a)    BKST Deliverables

The following items will be delivered to Client under this SOW:

1)	Communication Management Plan
2)	Action/Issue/Decision/Risk Logs
3)	Status Reports
4)	Planning sessions for the project and conversion efforts
5)	Network connectivity Proposal
6)	Baselined project plan
7)	Mentoring or Training for the Technology Solutions being implemented
8)	Electronic Data Interchange (EDI) file set up
9)	Implementation plan/playbook
10)	Director Script sets [Bundles 1, 2, and Default]
11)	Support for System Integration and User Acceptance/functional testing and associated output
12)	Implementation of the BKST Technology Solutions outlined in Section 2.2.3 ("Technology Solutions") below into applicable environments to conduct UAT and into Production upon receipt of Clients written confirmation of acceptance.
13)	Exit letter
14)	Black Knight Client Support turnover for ongoing support

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(b)	BKST Responsibilities

BKST shall:

1)	Provide implementation resources required to meet the implementation timeline and testing events outlined in this SOW.
2)	Provide a centralized point of contact for escalated issues.
3)	Develop and maintain consolidated Issues Log.
4)	Facilitate weekly Project Status Meetings or as needed.
5)	Provide one (1) month post implementation support for the Startup phase and thirty (30) days post Production support for each BKST Technology Solution being implemented during Phase 2.
6)	Transactional consulting up to one hundred forty (140) hours as required to support business operations upon the completion of post production support through June 19, 2020.

Technology Solutions.

MSP® Production
DirectorSM
DirectorSM Script Sets (Bundles 1, 2, and Default)
PassportSM
iDisburse®
· Output Data Distribution Svstem (ODDS)
Electronic Data Interchange (EDI)
Web DirectSM
BankruptcySM
ForeclosureSM
lnvoicingSM
Order ExchangeSM
Loan BoardingSM
Lien AlertSM
Standalone Servicing DigitalSM Web
McDashSM
Exchange
Portfolio Overview Suite
moCA
Expedite®

2.2.3	Implementation Pro ject Team Resources.

To perform the tasks identified in this SOW for the project, BKST will provide a project team of resources that are dedicated to ensure a successful Project

(a)	Project Manager(s). Responsible for Management reporting, tracking deliverables and project tasks for the respective areas that they support.

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(b)	Functional Subject Matter Experts (SME). BKST lead and functional SMEs, will carry out the day-to-day responsibilities with focus on the following functional business areas:

(i)	Special Loans
(ii)	Escrow/Customer Service
(iii)	Default Management (including Foreclosure and Bankruptcy)
(iv)	Invoicing
(v)	New Loan Boarding
(vi)	Financial Controls (Investor/Corporate Accounting/Cash)
(vii)	System Administration/Letters/Reports/Task Tracking
(viii)	Data Subject Matter Experts

The BKST Functional SMEs will align with the Client Functional SMEs to ensure an understanding of the Client loan products and processes.

(c)	BKST Product Specialists: Passport, Director, Loan Boarding, Servicing Digital, Portfolio Overview Suite, Lien Alert, McDash, Expedite Portal, and Web Direct. BKST will provide product SMEs to coordinate the configuration of the BKST applications to support the scope of this Project.

(d)	Electronic Data lnterChange (EDI) SME. The BKST EDI SME will be responsible to establish file communications between BKST and the Client and corresponding vendors.

2.2.4	Assumptions

(a)	There will not be a data conversion of loans. Loan Boarding will be used to begin boarding flow loans and the FIGS loans after Client goes ''live" on MSP® and first phase of products.
(b)	MSP® cannot service Reverse Mortgage loans.
(c)	Exact timeline for ''go live" of MSP® and first phase of products are not known and will be finalized in the first quarter of 2020.
(d)	The timeline of the implementation of the second phase of products will be finalized after the first phase is complete.
(e)	Client has a report viewer or. a process in place to review print reports transmitted by BKTS to Client.
(f)	Client will have a MICR printer in January 2020 for the iDisburse® product and implementation work.
(g)	Approval of Network Connectivity contract/agreement will be provided in sufficient time to not impact the timing for system setup and configuration.
(h)	Nothing herein shall be construed, nor shall BKST deliver, any legal or compliance advice to Client. While Client may receive suggestions and recommendations regarding configurations for the Technology Solutions, Client acknowledges that Client has the ultimate decision regarding compliance requirements, the interpretation of any applicable law, rule, regulation or guideline, and for reviewing and approving any recommendation, finding, or business rule prior to Client's implementation of the same into the Technology Solutions.

(i)	Order ExchangeSM assumes the following:
•	Client will identify and engage Service Providers to be implemented on Order ExchangeSM prior to the Order Exchange kickoff as the Implementation timeline may be impacted if Providers selected are not part of the Exchange Network.
•	Completed orders will be indexed and imaged within Document Management Classic (DMC).

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2.2.5	Exclusions.

(a)	Mentoring, training, and configuration of loan products not currently being serviced by Client.
(b)	Formal classroom delivery of MSP® Project Team Training is excluded from the scope of this SOW as the mentored training approach will be used.
(c)	End User Training is excluded from the scope of this SOW.
(d)	The cost of training materials is excluded from this SOW; Client will be billed based on the number of training guides ordered. Implementation project costs do not include recurring fees.
(e)	For the Portfolio Overview Suite Implementation, the scope of this project excludes single sign-on (SSO) setup and configuration outside of SSO required between Motivity/Data Hub and the Black Knight Technology Solutions; Insights beyond the Portfolio Overview Suite; Configurations, custom reports, modifications, enhancements, or integrations; Gap closure solutions (including source code, configurations, workaround processes, or training); Non-standard integrations and interfaces; and Data Integration for fields beyond those required to populate the Portfolio Overview Suite.
(f)	Servicing DigitalSM Web excludes:
•	Access to the following loan types in the Servicing DigitalSM Web application that reside in MSP®:

•	Inactive Loans
•	Loans in Loss Mitigation
•	Loans in Bankruptcy
•	Loans in Foreclosure
•	Loans not in MSP®
•	Foreign National Borrowers, if the mortgagor does not have a SSN/TIN
•	Conversion of Client-owned consumer registration databases.
•	Customization of Servicing Digital feature functionality, outside of the configuration and style settings described above.
•	Development of job aides or materials related to the Client's ability to support Servicing Digital Application and Servicing Digital Web post-production.
(g)	Servicing Digital does not support integration with Client's Document Repository.
(h)	Except for the weekend of the "go live" event, no other weekend or holiday support will be provided unless mutually agreed upon in advance.
(i)	Management or support for any 3rd party business partner or vendor of Client.
(j)	Custom programming is excluded from this implementation. If Client identifies that custom programming is required for their implementation of MSP®, Client must execute a separate SOW.
(k)	Client's future product needs are excluded from the implementation project:
(l)	Consulting support for any other Client projects.
(m)	Use or integration of MSP® functionality for any loans residing on another system of record.
(n)	Support of the Client network from the drop point of the communication line from BKST.
(o)	Development of Client test plans.
(p)	The conversion of historical invoice data from an external system to the lnvoicingSM application is excluded from this SOW.
(q)	The conversion of historical data from an external system to the BankruptcySM/ForeclosureSM applications are excluded from this SOW.
(r)	Consulting support for any other Client projects.

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3.	CLIENT RESPONSIBILITIES

Client will assign the necessary resources to assist BKST in executing the implementation services and deliverables covered by this SOW, including the appropriate technical and business personnel. BKST' performance under this SOW is predicated upon the following responsibilities being fulfilled by Client:

(a)	Provision of an executive sponsor who will attend a weekly program status meeting that will be led by the BKST Project manager.
(b)	Client will provide the necessary business and subject matter expertise required to support this Project.
(c)	Project team members and sponsors will be available to support the mutually agreed project plan, activities and related meetings.
(d)	Provision, for activities at a Client facility, of appropriate work space, phones and internet connectivity for the BKST team when working onsite.
(e)	Client will be responsible for creation and execution of test scripts for testing all of the BKST Technology Solutions prior to implementation to a production environment.
(f)	Failure of the Client to deliver fully completed business requirement templates by the agreed upon timelines will result in a review of schedules and impact on the implementation until the receipt of the missing and/or incomplete requirements are completed. Delays will be documented in a change request, and may result in additional cost.
(g)	As part of this Project, the Client will require a technical resource(s) to support the Director Scripting functionality. Due to the technical nature of this area of responsibility, it will be necessary that this resource have a minimum of 2-3 years' experience using VBScript or Visual Basic along with an understanding of use of COM objects as a prerequisite.
(h)	At the onset of this project, BKST will provide to Client the Task Management Guide which includes a list of activities to be completed during the implementation. It will be the Client's responsibility to ensure these tasks are completed. Throughout the duration of the project, the Client agrees to not only maintain and update the tasks as appropriate, but also to report to BKST on the progress of their updates.

(i)	Training of third party contractors which have been engaged by Client as temporary employees (staff augmentation) performing day to day activities on behalf of Client. This will require a tri-party Non Disclosure Agreement (NDA) between Client, such third party contractor and BKST. The above referenced third party contractors may not, in any event, be competitors of BKST.
(j)	For Expedite®, Client Technical Preparation activities which includes:
•	Collaboration with BKST on defining integration formats and connectivity.
•	Provide BKST with any applicable product/integration credentials.
(k)	Client is responsible for validating and testing of the integration between the Expedite products and Client's vendor(s).
(l)	Client will be responsible to ensure the full end-to-end testing is completed, system integration and user acceptance testing.

3.1	Client Team.

Client will assign a Project Manager, dedicated for the duration of the Project, to work closely with the BKST Program Manager and Project Managers. Aligning the Client and BKST Program and Project Managers will ensure continuity during the Project but also will ensure that Client's goals and objectives are understood and being properly-addressed.

(a)	Project Manager. Lead the initiative for Client and provide consistent guidance to the Client's project team.

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(b)	Coordinator. Arranges scheduling of Client resources, meeting facilities, bridge lines and equipment, sends meeting invitations and coordinates facility access for BKST project resources. The Coordinator works closely with the BKST Project Manager and Client business units to schedule resources with sufficient lead time for booking travel.

(c)	Testing Manager. Works with BKST Project Manager to define the Testing Strategy that will be used for the Implementation testing events. This will also include environmental and region needs, entrance/exit criteria and success criteria. Responsibilities also include tracking and reporting of testing execution status and completion metrics.

(d)	Functional SMEs. Resources from each Client servicing location and business unit to work directly with BKST Functional SMEs. These individuals are required to be experts with Client's business and application processes.

(e)	Technical Lead/SME. Resources who are knowledgeable of the existing systems, wrap applications, and interfaces available to answer questions specific to the disposition.

(f)	Data SMEs. Resource to inventory, prioritize, build and test all downstream datamarts, reporting and databases.

3.2  Location. Except as otherwise specified herein, BKST shall perform the services from a BKST facility. Subject to reimbursement of travel and other expenses provided for in Section 4.2 ("Expenses"), BKST may, upon mutual agreement of BKST and Client, perform the services at a Client facility or any other reasonable location.

FEES

3.3 Professional Services Fees. BKST will provide the implementation services and deliverables described above in exchange for the payment of the following professional services fees:

Project Management	FTE	Project	Post	Months/Hours	Rate	Total
Project Management	1	3.5	1.5	5	$180.00	$126,000
Project Administration				3.5	$140.00	4,800
Total Project Management						$130,900

Project Management	FTE	Project	Post	Months/Hours	Rate	Total
Consulting Services (Esor/CS)	1	3.5	1	4.5	$180.00	$113,400
Consulting Services (Inv/Cash)	0.5	2.5	1	3.5	$180.00	$44,100
Consulting Services (Default)	1	3.5	1	4.5	$180.00	$113,400
Consulting Services (Special Loans)	0.5	2.5	1	3.5	$180.00	$44,100
Consulting Services (System Administration)				175	$180.00	$31,500
MSP Mortgage Implementation WebCourses 25 Licenses at $50 each					$180.00	$1,250
Passport Configuation				75	$180.00	$13,500
Director/System ADmin				175	$180.00	$31,500
Post Production consulting support hours				140	$180.00	$25,200
OLLW Support				125	$180.00	$22,500
Total Professional Services						$440,450

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Core Products	Total
Director & Passport
Director & Passport	$66,880
Region)
Director & Passport (Test Region)	$19,850
EDI file Setup
EDI file Setup	$40,000
Setup
Black Knight SSO Portal Setup	$14,760
Loan Boarding
Loan Boarding	$54,000
Digital (Web App)
Digital (Web App)	$126,000
iDisburse
iDisburse	$40,500
Director Scripts
1, 2 & Default Bundles	$12,500
Director Scripting Training
Director Scripting Training	$7,200
Bankruptcy/Foreclosure
Bankruptcy/Foreclosure	$337,800
Order Exchange (OE)
Order Exchange (OE)	$34,990
Invoicing
Invoicing	$175,500
Web Direct
Web Direct	$2,750
MSP Test Region
MSP Test Region Setup	NC
McDash
McDash	$13,650
Exchange
Exchange	$31,200
Expedite
Expedite	NC
Program	NC
Portfolio Overview Suite	NC
Lien Alerts	NC
Servicing Collection	NC
Foreclosure Activity	NC
Tax Delinquency	NC
AFIM Reset	NC
Ownership Changes	NC
Value Change	NC
New Voluntary Loans/Shotgun	NC
moCA	NC
Total Production Cost	$980,580
Implementation Services and Products (before Relationship Discount)	$1,551,930
Less Relationship Discount	($801,930)
Implementation Services and Products	$750,000

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Client will be billed in monthly increments of $8,928.57 according to the schedule as outlined in Section 2.7 of Schedule 1 to the Master Technology & Professional Services Agreement. Changes to the scope, timeline or any other material aspect of this project will be subject to the Change Control process set forth herein, as described in Section 5 ("Change Control"). The project hourly rate for implementation and change orders related to the implementation is $180. Delays in the execution of this SOW will result with BKST billing any arrearages the first month after the execution of this SOW.

3.4       Expenses. Out-of-pocket expenses are not included in this SOW and are reimbursable to BKST based on actual expenditures for such expenses, including travel and living plus any applicable sales tax.

4.	CHANGE CONTROL

All changes, modifications, and/or additions to the scope of the project, the obligations of either party or to any other material aspect of this SOW will require a written project change request. Project change request forms (attached hereto as Exhibit A) must be submitted and approved by both parties before BKST proceeds with the changes.

This SOW has been entered into by the parties as of the SOW Effective Date.

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AHP Servicing, LLC	BLACK KNIGHT SERVICING TECHNOLOGIES, LLC

By: /s/ Kenneth D. Daniel	By: /s/ Joseph M. Nackashi

Kenneth D. Daniel	Joseph M. Nackashi
Printed Name	Printed Name

President	President
Title	Title

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EXHIBIT A

Project Change Request Form			
Effective Date:		Number: 00X	
Requester: (E-Mail)			
SOW Referenced:	AHP Servicing New Client Implementation SOW/ BKST Project H3899		
Brief Description of Change(s):			
Formal Statement of Requirements:			

AHP Servicing, LLC

By: _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

By: _ _ _ _ _ _ _ _ _ _ _ _ _ _ _
Printed Name

Title: ____________________

Black Knight Servicing Technologies, LLC

By: _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

By: _ _ _ _ _ _ _ _ _ _ _ _ _ _ _
Printed Name

Title: ____________________

EXHIBIT A Project Change Request {PCR) Template Black Knight Servicing Technologies, LLC For this Project Change Request #OOX ("PCR'1 , BKST and Client agree as follows: In the event of a conflict between this Project PCR and the SOW with respect to the Service provided under this PCR, this PCR shall control. Except as set forth in this PCR, all other terms and conditions of the Statement of Work shall remain unchanged and in full force and effect. B y : _ _ _ _ _ _ _ _ _ _ _ _ _ _ Printed Name Tit l e : _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ The parties hereto have executed this Project Change Request as of the date submitted above. AHP Servicing, LLC Black Knight Servicing Technologies, LLC By : _ _ _ _ _ _ _ _ _ _ _ _ _ _ By : _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ By : _ _ _ _ _ _ Printed Name Title : _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ H3899 AHP Servicing New Client Implementation SOW Confidential. All Rights Reserved. 14 of 15

EXHIBIT B

MSP® Mortgage Implementation WebCourses

1.       MSP® - MSP® 101 - WebCourse - Duration: 30 minutes

2.      MSP® Overview - WebCourse - Duration: 360 minutes

•	MSP®-Application Introduction - WebLesson
•	MSP®-Application Introduction - Lesson Assessment
•	MSP® - How MSP Works - WebLesson
•	MSP® - How MSP Works - Lesson Assessment
•	MSP® - Common Workstation Screens - Knowledge Byte
•	MSP® - Loan Search Facility - Searching for Loan Information - Weblesson
•	MSP® - Loan Search Facility - Searching for Loan Information - Lesson Assessment
•	MSP® - Customer Service Workstation - Accessing General Loan Information - Weblesson
•	MSP® - Customer Service Workstation - Accessing General Loan Information - Lesson Assessment
•	MSP®- MSP Info Tracking Workstation - Using Task Tracking - WebLesson
•	MSP®- MSP Info Tracking Workstation - Using Task Tracking - Lesson Assessment
•	MSP® - Using Stops and Flags - WebLesson
•	MSP® - Using Stops and Flags - Lesson Assessment
•	MSP®- Online Inquiry Tools - WebLesson
•	MSP®- Online Inquiry Tools - Lesson Assessment

3.      Navigator - Overview- WebCourse - Duration: 30 minutes

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